As filed with the Securities and Exchange Commission on August 27, 2013.

Registration No. 333-74481

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Met-Pro Technologies LLC

(successor by merger to Met-Pro Corporation)

(Exact name of registrant as specified in its charter)

Delaware	3564	46-2630972
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

160 Cassell Road, P.O. Box 144

Harleysville, Pennsylvania 19438

(215) 723-6751

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Lang

Chief Executive Officer

CECO Environmental Corp.

4625 Red Bank Road

Cincinnati, Ohio 45227

(416) 593-6543

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Leslie J. Weiss

Barnes & Thornburg LLP

One North Wacker Drive, Suite 4400

Chicago, Illinois 60606

(312) 357-1313

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”), relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-74481, originally filed by Met-Pro Corporation (now known as Met-Pro Technologies LLC) (the “Company”) with the Securities and Exchange Commission on March 16, 1999, pertaining to the registration of 250,000 common shares of the Company, par value $0.10 per share (“Company Common Stock”), pursuant to the Met-Pro Dividend Reinvestment and Direct Stock Purchase Plan.

On August 27, 2013, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 21, 2013 and amended as of August 5, 2013, by and among CECO Environmental Corp. (“Parent”), Mustang Acquisition Inc. (“Merger Sub”), Mustang Acquisition II LLC (formerly known as Mustang Acquisition II Inc.) (“Successor Sub”) and the Company, (i) Merger Sub merged with and into the Company (the “First Merger”), with the Company surviving as the surviving corporation of the First Merger, and (ii) promptly thereafter, the Company merged with and into Successor Sub (the “Second Merger”), with Successor Sub surviving as the surviving entity of the Second Merger under the name “Met-Pro Technologies LLC”.

As a result of the First Merger, (i) all outstanding shares of Company Common Stock (other than any shares of Company Common Stock held in treasury, owned by the Company’s subsidiaries or owned by Parent, Merger Sub or Successor Sub) were cancelled and automatically converted into the right to receive either: (A) an amount in cash equal to $13.75 per share of Company Common Stock, without interest, or (B) 1.0843 shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) per share of Company Common Stock, plus cash in lieu of any fractional share of Parent Common Stock, and (ii) the offerings of the Company’s securities pursuant to the Registration Statement have been terminated.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on August 27, 2013.

MET-PRO TECHNOLOGIES LLC

By:	/s/ Jeffrey Lang
Jeffrey Lang Chief Executive Officer